EXHIBIT 99

                                         CONTACT:     Thomas A. Klemens
                                                      Executive Vice President &
                                                      Chief Financial Officer
                                                      (714) 558-3211 Ext. 7442


             FIRST AMERICAN FINANCIAL REPORTS RECORD-SETTING RESULT
              - FOURTH QUARTER RESULTS EXCEED ANALYSTS' ESTIMATES -


SANTA ANA, CALIF., FEB. 9, 1999

The First American Financial Corporation (NYSE: FAF), the leading provider of real estate-related information products and services, announced today record-breaking annual and fourth quarter revenues, net income and earnings per share.

Net income for the fourth quarter of 1998 was $53.0 million, or 85 cents per diluted share, representing a 156 percent increase over net income of $20.7 million, or 37 cents per diluted share, for the same period in 1997. The 1998 results were the highest of any previously reported fourth quarter and were achieved despite a $6.2 million pre-tax charge ($3.8 million on an after-tax basis, or 6 cents per diluted share) associated with the write-off of certain capitalized software in the company's information services operations. Analysts' consensus estimates for the fourth quarter of 1998 were 80 cents per diluted share. Revenues for the fourth quarter of 1998 were $797.3 million, an increase of 43 percent when compared with revenues of $557.0 million reported for the same period last year.

The company's record-breaking 1998 profits were $178.9 million, or $2.99 per diluted share, which represents an increase of 177 percent when compared with 1997 results of $64.5 million, or $1.16 per diluted share. Record-setting revenues in 1998 totaled $2.84 billion, an increase of 49 percent when compared with last year's revenues of $1.91 billion. These profits and revenues for the year exclude a previously announced investment gain of $32.4 million, $19.8 million on an after-tax basis, or 33 cents per diluted share, relating to its joint venture with Experian.

Full-year 1998 and 1997 results have been restated to reflect the company's current year acquisitions accounted for as poolings of interests. In addition, 1997 per share amounts and shares outstanding have been adjusted for the three-for-two stock split distributed on Jan. 15, 1998, and the three-for-one stock split distributed on July 17, 1998.

With mortgage interest rates reaching their lowest level in five years, 1998 marked a banner year for the real estate industry. Mortgage loan originations for the year were at record levels, sales of existing homes reached a record 4.8 million units and new home sales hit a 21-year record high, with housing values growing at a pace slightly above inflation.

"First American excelled in 1998's strong real estate market, profiting from the increased volume of real estate transactions nationwide and strong market share gains," stated Parker S. Kennedy, president of The First American Financial Corporation. "We are extremely excited about our prospects for 1999, particularly in our newly established consumer risk management division and our pending merger with National Information Group.

"We are committed to delivering strong operating results for our shareholders in 1999. We remain focused on our successful growth strategies which include expanding our products to serve a new client base of businesses, employers, landlords and consumers, as well as increasing market share and efficiencies; enhancing our technological capabilities; and cost-effectively bundling and delivering a full menu of information products to our mortgage customers."

It was also noted that during the first quarter of 1999, the company will implement a change to its accounting policy for tax service contracts in anticipation of the issuance of a Securities and Exchange Commission Staff Accounting Bulletin regarding revenue recognition. The new accounting policy will be adopted prospectively and apply to all new loans to be serviced beginning Jan. 1, 1999. The change will provide for a more ratable recognition of revenues and gross profit from tax service contracts, reducing the amount of revenue and gross profit recognized at the inception of such agreements and spreading it over the life of the contract. Although this accounting change will likely cause a reduction in tax service revenues and earnings recognized in the early years of each tax service contract, it is anticipated by the company that starting in the second year following its adoption, this method will begin to reduce the volatility in reported financial results arising from the inherent cyclicality of the company's tax service business. This change will have no impact on cash flow from operations.

The First American Financial Corporation, based in Santa Ana, Calif., is the nation's leading provider of real estate-related information products and services. The corporation's subsidiaries include First American Title Insurance Company, a national and international title insurer; First American Real Estate Information Services, Inc., which offers tax monitoring, credit reporting, property data services, flood certification, field inspection services, appraisal services, loss mitigation services, mortgage loan origination and servicing systems, and mortgage document preparation nationally; First American Home Buyers Protection Corporation, a home warranty company; and First American Capital Management, an investment advisory firm. The corporation also operates First American Trust Company and First Security Thrift Company in Southern California. First American Financial has more than 17,000 employees in over 400 branches in the United States and abroad. Information about the company's subsidiaries and an archive of its press releases can be found on the Internet at http://www.firstam.com.

Any statements in this release looking forward in time involve risks and uncertainties, including but not limited to the following risks: the effect of interest rate fluctuations; changes in the performance of the real estate markets; the effect of changing economic conditions; the demand for and the acceptance of the company's products; and contingencies associated with the Year 2000 issue.

Quarter ended December 31:         1998                1997
--------------------------         ----                ----
Revenues                      $    797,281,000    $    556,966,000
Income before income
 taxes and minority
 interests                    $     94,567,000    $     36,967,000
Income taxes                  $     32,700,000    $     14,900,000
Minority interests            $      8,849,000    $      1,389,000
Net income                    $     53,018,000    $     20,678,000
Net income per share:
  Basic                       $            .88    $            .38
  Diluted                     $            .85    $            .37
Average shares outstanding:
  Basic                             59,942,000          54,448,000
  Diluted                           62,690,000          56,041,000

Year ended December 31:
-----------------------
Revenues                      $  2,877,328,000    $  1,908,923,000
Income before income
 taxes and minority
 interests                    $    361,422,000    $    109,675,000
Income taxes                  $    127,700,000    $     41,500,000
Minority interests            $     35,012,000    $      3,676,000
Net income                    $    198,710,000    $     64,499,000
Net income per share:
  Basic                       $           3.46    $           1.18
  Diluted                     $           3.32    $           1.16
Average shares outstanding:
  Basic                             57,450,000          54,448,000
  Diluted                           59,822,000          55,717,000

Full-year 1998 and 1997 results have been restated to reflect the company's current year acquisitions accounted for as poolings of interests. In addition, 1997 per share amounts and shares outstanding have been adjusted for the three-for-two stock split distributed on Jan. 15, 1998 and the three-for-one stock split distributed on July 17, 1998.

                 (Additional Financial Data on Following Page)

                                            For the Three Months Ended                 For the Twelve Months Ended
                                                   December 31,                               December 31,
                                            --------------------------                 ---------------------------
                                             1998                1997                  1998                   1997
                                            --------------------------                 ---------------------------
RESULTS OF OPERATIONS
REVENUES
  Operating revenues                    $    784,747,000    $    549,755,000    $    2,802,190,000     $    1,881,666,000
  Investment and other income                 12,534,000           7,211,000            75,138,000<F1>         27,257,000
                                        ----------------    ----------------    ------------------     ------------------
                                             797,281,000         556,966,000         2,877,328,000          1,908,923,000
                                        ----------------    ----------------    ------------------     ------------------
EXPENSES
  Salaries and other personnel costs         254,616,000         184,182,000           914,058,000            659,325,000
  Premiums retained by agents                220,416,000         167,023,000           773,030,000            563,137,000
  Other operating expenses                   170,095,000         126,052,000           611,332,000            421,056,000
  Provision for title losses and other
    claims                                    29,874,000          24,734,000           118,763,000             90,323,000
  Depreciation and amortization               17,251,000          10,635,000            59,804,000             38,489,000
  Premium taxes                                5,895,000           4,349,000            20,912,000             16,904,000
  Interest                                     4,567,000           3,024,000            18,007,000             10,014,000
                                        ----------------    ----------------    ------------------     ------------------
                                             702,714,000         519,999,000         2,515,906,000          1,799,248,000
                                        ----------------    ----------------    ------------------     ------------------
Income before income taxes and
  minority interests                    $     94,567,000    $     36,967,000    $      361,422,000     $      109,675,000
                                        ----------------    ----------------    ------------------     ------------------
                                        ----------------    ----------------    ------------------     ------------------

OPERATING REVENUES

Title Insurance:
  Direct operations                     $    311,179,000    $    221,342,000    $    1,097,989,000     $      761,774,000
  Agency operations                          275,190,000         207,487,000           965,228,000            700,193,000
                                        ----------------    ----------------    ------------------     ------------------
                                             586,369,000         428,829,000         2,063,217,000          1,461,967,000
Real Estate Information                      176,947,000         102,652,000           656,018,000            352,833,000
Home Warranty                                 15,177,000          13,007,000            58,204,000             46,859,000
Trust and Banking                              6,254,000           5,267,000            24,751,000             20,007,000
                                        ----------------    ----------------    ------------------     ------------------
Total operating revenues                $    784,747,000    $    549,755,000    $    2,802,190,000     $    1,881,666,000
                                        ----------------    ----------------    ------------------     ------------------
                                        ----------------    ----------------    ------------------     ------------------

INCOME BEFORE INCOME TAXES
AND MINORITY INTERESTS

Title Insurance                         $     73,547,000    $     29,963,000    $      227,906,000     $       79,602,000
Real Estate Information                       24,787,000          10,601,000           116,333,000             45,107,000
Home Warranty                                  2,799,000           2,584,000            11,406,000              8,871,000
Trust and Banking                              1,509,000           1,039,000             7,156,000              4,062,000
                                        ----------------    ----------------    ------------------     ------------------
Total before corporate expenses and
  minority interests                         102,642,000          44,187,000           362,801,000            137,642,000
Corporate expenses                             8,075,000           7,220,000             1,379,000             27,967,000
                                        ----------------    ----------------    ------------------     ------------------
Income before income taxes and
  minority interests                    $     94,567,000    $     36,967,000    $      361,422,000     $      109,675,000
                                        ----------------    ----------------    ------------------     ------------------
                                        ----------------    ----------------    ------------------     ------------------

TITLE INSURANCE ORDER COUNTS FROM
  DIRECT OPERATIONS

Total orders opened                              410,000             298,800             1,585,400              1,173,300
Title orders closed                              336,700             238,900             1,210,200                885,600

<F1> Includes an investment gain of $32.4 million  relating to the joint venture agreement with Experian.

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